U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

EADE                                 KENNETH
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   (Last)                            (First)              (Middle)

                              827 STATE STREET, #12
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                                    (Street)

SANTA BARBARA                       CALIFORNIA              93101
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   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                     08/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                            SPECIALIZED LEASING, INC.
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

Vice President - Corporate Development & Finance
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6.   If Amendment, Date of Original (Month/Day/Year)

_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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                               Table I -- Non-Derivative Securities Beneficially Owned
            ================================================================================
                                                         3. Ownership Form:
                                2. Amount of Securities     Direct (D) or
1. Title of Security               Beneficially Owned       Indirect (I)     4. Nature of Indirect
                                                                                Beneficial Ownership
   (Instr. 4)                       (Instr. 4)              (Instr. 5)          (Instr. 4)
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Common Stock, PV .001                 2,000,000                I                   SPOUSE
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)
FORM 3 (continued)


              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
=====================================================================================================
1. Title of    2. Date Exercisable  3. Title and Amount of    4. Conver-   5. Owner-       6. Nature
   Derivative     and Expiration       Securities Underlying     sion or      ship            of in-
   Security       Date                 Derivative Security       Exercise     Form of         Direct
   (Instr. 4)     (Month/Day/Year)     (Instr. 4)                Price of     Derivative      Bene-
                                                                 Derivative   Securities      ficial
                                                                 Security     Direct (D)      Owner-
                                                                              or In-          ship
                                                                              direct(I)     (Instr.5)
                                                                              (Instr.5)

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Explanation of Responses:

/s/ KENNETH G. EADE                                          AUGUST 31, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                          Page 2

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Source:  www.SECinfo.com - SEC Info - Finnegan O'Malley & Company Inc. - 8/7/1